Exhibit 99.1

CONSOLIDATED GEMS, INC.

Level 1A, 42 Moray Street
Southbank, Victoria 3006 Australia

TERM SHEET FOR ACQUISITION
                                                                                                               July 24, 2017
CONSOLIDATED GEMS, INC., a Delaware corporation (“Consolidated Gems, Inc.” or “Purchaser”), the principal office of which is set forth above, intends to acquire 100% of the Cyber Security technology business “Attofensive”, from LIOR BARASH, EREZ GLAZER, LIOR WAYN, and LIOR DOLFIN, (collectively, the ‘’Sellers”), on the terms and conditions set forth herein. The parties contemplate that upon execution of this Term Sheet, they will work together to promptly prepare a definitive agreement (the “Reorganization Agreement”), which will embody the terms and conditions herein, and such additional terms and conditions as are customary in such agreements.
1.
The Transaction contemplated hereunder, when completed (“Completion”), shall be in the form of a share exchange, by which the Purchaser shall acquire all the assets, know-how and IP of the Cyber Security technology “ATTOFENSIVE” business from the Sellers in exchange for shares of the Purchaser, in the manner outlined in this Term Sheet.  Completion of the Transaction will be subject to a number of conditions precedent common to reorganization agreements, including the Capital Raise (as defined below).

2.
The Sellers will grant Purchaser, (subject to the terms of Section 4 below) exclusivity for a period of up to 120 business days from the date this Term Sheet is signed by both parties (“Commencement Date”), to conduct further due diligence and negotiate definitive agreements.  During the exclusivity period, the Sellers, nor anyone acting on their behalf, will communicate with or enter into any understanding or agreement regarding the sale of part or all of the Cyber Security technology business “Attofensive”.  During the exclusivity period, the Sellers will cooperate with Purchaser, and supply all necessary documentation requested by the Purchaser, to enable the Purchaser to conduct complete due diligence on the Cyber Security technology business “Attofensive”, business and the Sellers and to assist with all matters in the efforts to reach the Completion and the Capital Raise as defined below.

3.
The sum of USD$25,000 will be payable by the Purchaser to Sellers for working capital, on or before 30 business days from the Commencement Date (the “First Payment”). For up to an additional 90 business days following the First Payment, further payments of USD$25,000 each month thereafter for continued due diligence (on or before 30 business days after the previous payment) will be payable by the Purchaser to the Sellers for working capital until the completion of the Capital Raise (capped at a total of USD$100,000, subject to the Purchaser’s discretion not to continue per Section 4 below).  The Sellers will report the use of the funds to the Purchaser at the end of every month.

4.
It is the intention of the parties that arrangements will be agreed with Lior Barash and Lior Dolfin for the use of their services in the Cyber Security technology business “Attofensive”either through employment or contracting.

5.
If the Transaction is terminated or the Purchaser elects not to proceed (at its sole discretion) at any point, by notice to the Sellers, the Sellers agree to issue to Purchaser a pro-rata interest in the Cyber Security technology business “Attofensive”, business equal to the total of all cash actually paid to the Sellers by the Purchaser, as at the time of termination, in accordance with the terms hereof, on the basis of a valuation of the Cyber Security technology business “Attofensive” of USD$20,000,000.

6.	The full purchase price for the shares of the Sellers owned by the Sellers will be up to USD$20,000,000, as described and to be paid as follows:

(a)
Simultaneous with the Completion of the Transaction, Consolidated Gems, Inc will issue, to the Sellers, in quantities and to parties advised by the Sellers, shares of Purchaser’s common stock with a value of USD $5,000,000, at USD$0.10 per share.

(b)
Upon the Sellers achieving sales revenue of USD$100,000 in the trailing twelve month period, Consolidated Gems, Inc will issue, to the Sellers, in quantities and to parties advised by the Sellers, further additional shares of Purchaser’s common stock with a value of USD$5,000,000 at $0.20 share.

(c)
Upon the Sellers achieving sales revenues of at least $US1M in the trailing twelve month period, Consolidated Gems, Inc will issue, to the Sellers, in quantities and to parties advised by the Sellers, further additional shares of Purchaser’s common stock with a value of USD$5,000,000 at $0.20 share.

(d)
Upon the Sellers achieving sales revenues of at least $US2.5M in the trailing twelve month period, Consolidated Gems, Inc will issue, to the Sellers, in quantities and to parties advised by the Sellers, further additional shares of Purchaser’s common stock with a value of USD$5,000,000 at $0.20 share.

For the avoidance of doubt, including 5(a) above and upon reaching the specified revenue milestones as outlined in Section 5(b) through 5(d) above, the Sellers will receive an aggregate of USD$20,000,000 of the Purchaser’s common stock.

7.
As a condition to Completion of the Transaction, the Purchaser will secure a commitment for investments into Consolidated Gems, Inc in the amount of at least USD$5,000,000 (or any other mutually agreed amount) (the “Capital Raise”). The Purchaser will incur all legal fees in connection with the Capital Raise.

8.
Upon the Completion of the Transaction and following the Capital Raise, Consolidated Gems, Inc will endeavor to seek a dual quotation of its common stock both in the United States on the OTC markets and to also pursue a listing on the Australian Securities Exchange (ASX) (the “Dual Listing”). It is the intention of the parties beyond the Capital Raise to work together in Consolidated Gems, Inc and utilize best endeavors to secure additional funding of at least USD$5,000,000 to further expand and advance the business model of Israeli and the parties believe that establishing significant sales revenues in the business together with the Dual Listing will greatly assist in that goal.

9.	Completion documents and the Reorganization Agreement (i.e.- the definitive transaction documents) will be prepared by the Purchaser’s legal counsel.

10.	Pending Completion, the Sellers will carry on its business in the ordinary course, consistent with the manner currently conducted.

11.
The Sellers will discharges of all encumbrances, mortgages, liens, bank loans and all other security holdings over the Cyber Security technology business “Attofensive” business no later than the Completion Date and provide evidence of such to the Purchasers.

12.	At Completion, the Vendors and the Sellers will provide all documents required to transfer 100% ownership of the Cyber Security technology business “Attofensive” business of the Sellers to Purchaser.

13.
The Purchaser will accord confidential treatment to all documentation and information to be provided by the Sellers in contemplation of the Transaction outlined herein, shall use best efforts to safeguard such information, and shall not disclose any such information to any third party without the express consent of the Sellers; provided, however, that Purchaser may make a public announcement and file a Form 8-K with the SEC.

14.
Although the Parties hereto acknowledge that this Term Sheet is an expression of the Parties’ intentions and is not a definitive agreement, the Parties do hereby agree that Sections 2 and 12 herein are binding upon the Parties.

Accepted and Acknowledged by the parties set out below:

Purchaser:

s/s Mordechai Gutnick	July 24, 2017
Mordechai Gutnick for and on behalf of Consolidated Gems Inc.

Sellers:

s/s Lior Barash	July 24, 2017
Lior Barash

s/s Erez Glazer	July 24, 2017
Erez Glazer

s/s Lior Wayn	July 24, 2017
Lior Wayn

s/s Lior Dolfin	July 24, 2017
Lior Dolfin